Form 10-K405, Exhibit 13
period 1996-12-31
FFO FINANCIAL GROUP INC
filed 1997-03-31
CIK 836819

F.F.O. FINANCIAL GROUP, INC.
Financial Highlights
For the years ended December 31, 1996, 1995 and 1994

                                                                  1996          1995           1994
                                                                  ----          ----           ----
                                                          (Dollars in thousands, except per share amounts)
For the Year
    Interest Income                                          $    21,997    $    19,730    $    16,882
    Interest Expense                                              12,023         10,111          7,553
    Provision (Credit) for Loan Losses                               782            477         (1,403)
    Noninterest Income                                             2,387          2,602          2,487
    Noninterest Expenses                                           9,176          9,457         12,545
    Net Income                                                     1,600          1,646            440
    Net Income per Share of Common Stock                     $      0.19    $      0.20    $      0.06

At Year End
    Total Assets                                             $   316,949    $   301,485    $   253,428
    Securities                                                    66,368         90,544         60,757
    Loans Receivable (1)                                         219,467        183,955        163,992
    Deposits                                                     286,927        248,936        210,832
    Borrowed Funds                                                 7,000         30,000         21,400
    Stockholders' Equity                                          20,280         18,780         16,545
    Book Value per Share                                     $      2.41    $      2.23    $      1.96
    Shares Outstanding                                         8,430,000      8,430,000      8,430,000

Certain Ratios
    Return on Average Assets                                        0.54%          0.64%          0.18%
    Return on Average Equity                                        8.18%          9.17%          3.08%
    Equity to Assets at Year End                                    6.40%          6.23%          6.53%
    Interest Rate Spread During the Year                            3.20%          3.86%          4.24%
    Net Interest Margin During the Year                             3.44%          3.99%          4.25%
    Ratio of Allowance for Loan Losses to Gross Loans (1)           2.38%          2.62%          4.61%
    Nonperforming Assets to Total Assets                            3.12%          4.00%          8.96%

    (1) Includes loans held for sale.

------------------------------------------------------------------------------------------------------



TABLE OF CONTENTS

President's Message                                             1

Marketing Profile                                               2

Selected Consolidated Financial and Other Data                  3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations                 4

Consolidated Financial Statements                              16

Independent Auditors' Report                                   43

Office Locations                                               44

                          F.F.O. FINANCIAL GROUP, INC.
                 Selected Consolidated Financial and Other Data
                (Dollars in thousands, except per share amounts)



                                                 1996       1995        1994          1993         1992
                                                 ----       ----        ----          ----         ----
At Year End
  Total assets                              $ 316,949   $ 301,485   $ 253,428     $ 249,399     $ 308,930
  Securities                                   66,368      90,544      60,757        36,660        22,073
  Loans receivable (1)                        219,467     183,955     163,992       165,130       231,300
  Deposits                                    286,927     248,936     210,832       211,118       278,463
  Borrowed funds                                7,000      30,000      21,400        20,000        15,000
  Stockholders' equity                         20,280      18,780      16,545        14,527         8,718



For the Year
  Interest income                           $  21,997   $  19,730   $  16,882     $  18,888     $  25,395
  Interest expense                             12,023      10,111       7,553         9,033        14,197
                                            ---------   ---------   ---------     ---------     ---------

  Net interest income                           9,974       9,619       9,329         9,855        11,198
  Provision (credit) for loan losses              782         477      (1,403)        4,807         7,591
                                            ---------   ---------   ---------     ---------     ---------
  Net interest income after
      provision (credit) for loan losses        9,192       9,142      10,732         5,048         3,607
  Noninterest income                            2,387       2,602       2,487         3,004         4,166
  Noninterest expenses                          9,176       9,457      12,545        10,614        13,386
                                            ---------   ---------   ---------     ---------     ---------
  Income (loss) before
     income tax expense (benefit)               2,403       2,287         674        (2,562)       (5,613)
  Income tax expense (benefit)                    803         641         234        (2,844)       (1,012)
                                            ---------   ---------   ---------     ---------     ---------

  Net income (loss)                         $   1,600   $   1,646   $     440     $     282     ($  4,601)
                                            =========   =========   =========     =========     =========

  Net income (loss) per
      share of common stock                 $    0.19   $    0.20   $    0.06     $    0.08     ($   2.11)
                                            =========   =========   =========     =========     =========



Other Data
  Return on average assets                       0.54%       0.64%       0.18%         0.11%        (1.36)%
  Return on average equity                       8.18%       9.17%       3.08%         2.60%       (41.00)%
  Equity to assets at year end                   6.40%       6.23%       6.53%         5.82%         2.82 %
  Interest rate spread during the year           3.20%       3.86%       4.24%         4.17%         3.97 %
  Net interest margin during the year            3.44%       3.99%       4.25%         4.08%         3.73 %
  Ratio of allowance for loan losses
      to gross loans (1)                         2.38%       2.62%       4.61%         5.31%         2.66 %
  Nonperforming assets to total assets           3.12%       4.00%       8.96%        11.51%        17.36 %
  Number of full-service offices                   11          11          10            10            12


(1) Includes $10.5 million, $22.8 million, $7.9 million, $11.3 million and $62.7 million in loans held for sale as of December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

INTRODUCTION

      F.F.O. FINANCIAL GROUP, INC. F.F.O. Financial Group, Inc. (the "Holding Company") was incorporated in the State of Florida on June 6, 1988. On October 20, 1988 the Holding Company became the unitary savings and loan holding company for First Federal Savings and Loan Association of Osceola County (the "Association") (together, the "Company"). The Holding Company's operations are limited to ownership of the Association. As of December 31, 1996, the Company had consolidated assets of $316.9 million, consolidated deposits of $286.9 million, and consolidated stockholders' equity of $20.3 million. The Company's executive office is located at 2013 Live Oak Boulevard, St. Cloud, Florida 34771, and its telephone number is (407) 892-1200.

      THE ASSOCIATION. The Association is a federally chartered savings and loan association which conducts business from its headquarters and main office in Kissimmee, Florida and ten branch offices located in Central Florida. The Association was founded in 1934 as a mutual savings and loan association. On October 20, 1988, the Association converted to a federally chartered stock association. The Association's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits through the Savings Association Insurance Fund ("SAIF"). The Association has one wholly-owned subsidiary, Gulf American Financial Corporation, which is currently inactive.

      The principal business of the Association is to attract deposits, primarily in the form of savings deposits from the general public, and to invest these funds, together with borrowings and other funds, in loans, securities and other investments. Loans are primarily made to enable borrowers to purchase, refinance, construct or improve residential and other real estate and are secured by mortgages on the real estate. Funds are also provided for the operations of the Association through proceeds from the sale of loans, repayment of outstanding loans, proceeds from the sale and maturity of securities, and borrowings from the Federal Home Loan Bank ("FHLB") of Atlanta. The Association's operating results depend substantially on (i) net interest income (the difference between its interest income and interest expense), (ii) provisions for losses on loans and foreclosed real estate, (iii) noninterest income, (iv) noninterest expenses and (v) income taxes. Net interest income is determined primarily by interest rate spread and the relative amounts of interest-earning assets (primarily loans, securities and other investments) and interest-bearing liabilities (primarily deposits and borrowings).

LIQUIDITY AND CAPITAL RESOURCES

      The Company's primary sources of cash are from time deposit inflows, loan principal repayments, principal repayments and proceeds from sales and maturities of securities available for sale, proceeds from sales of loans held for sale, and a net decrease in trading account securities. During 1996, net time deposit inflows were $42.5 million, loan principal repayments were $42.0 million, principal repayments on securities available for sale were $18.8 million, proceeds from maturities and sales of securities available for sale were $10.0 million and $26.7 million, respectively, proceeds from sales of loans held for sale were

$25.7 million and the net decrease in trading securities was $13.5 million. Cash was used primarily to fund loan disbursements of $80.3 million, and to purchase securities available for sale of $47.4 million. At December 31, 1996, the Company had approved commitments to originate real estate loans of $5.1 million and to fund the undisbursed portions of loans in process of $10.8 million. It is expected that these requirements will be funded from the sources described above.

      The Association is required under federal regulations to maintain specified levels of liquid assets, which include qualifying types of U.S. government and federal agency securities, cash and other investments. Current regulations require the Association to maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts plus short term borrowings during the preceding calendar month; short term liquid assets must consist of not less than 1% of that amount. These levels are established by the Office of Thrift Supervision ("OTS") and are adjustable periodically to reflect current conditions. The Association has generally maintained liquidity in excess of required levels. The Association's average daily liquidity ratio was 7.64% and the short-term liquidity ratio was 6.22% at December 31, 1996.

      In accordance with applicable law, the Association is required to meet certain minimum regulatory capital requirements. The following table is a summary of the capital requirements, the Association's regulatory capital and the amounts in excess at December 31, 1996 (dollars in thousands):

                                       TANGIBLE                      CORE                     RISK-BASED
                                  -------------------         ---------------------       ------------------
                                                                                                       % OF
                                                % OF                        % OF                       RISK
                                               ADJUSTED                   ADJUSTED                   WEIGHTED
                                   AMOUNT      ASSETS           AMOUNT     ASSETS          AMOUNT     ASSETS
                                   ------      ------           ------     ------          ------     ------
Regulatory capital                $18,772       5.9%          $ 18,772      5.9%          $ 20,926     12.3%
Requirement                         4,734       1.5              9,469      3.0             13,572      8.0
                                  -------       ---           --------      ---             ------    -----

Excess                            $14,038       4.4%          $  9,303      2.9%          $  7,354      4.3%
                                  =======       ===           ========      ===           ========    =====

      If an association is unable to comply with all of its regulatory capital requirements, the OTS may take such action as it deems appropriate to protect the deposit insurance funds, the association and its depositors. Such action may include various operating restrictions, limitations on liability growth, limitations on deposit account interest rates and investment restrictions. As a means of limiting regulatory discretion to allow undercapitalized depository institutions to remain in operation, and thereby minimizing insurance fund losses, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required the OTS and the other federal banking agencies to establish a prompt regulatory action system pursuant to which banks and thrifts will be classified, according to their capital levels, into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

      Under regulations adopted by the federal banking agencies to implement these requirements, the Association met the capital requirements of a "well capitalized" institution as of December 31, 1996.

      On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF and spread the obligation for repayment of Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The FDIC special assessment amounted to 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995. The special assessment of $1.5 million was recognized in the third quarter of 1996 and is tax deductible.

      Beginning on January 1, 1997, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits, compared to 6.5 basis points payable by SAIF members on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

      The FDIC recently lowered SAIF assessments to a range comparable to those of BIF members, although SAIF members will continue to pay the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

ASSET QUALITY

      The Company is required by the OTS to classify its own assets and to establish valuation allowances based in part on such classifications. These classifications are subject to review by OTS examiners. Management of the Company reviews its loan, foreclosed real estate and securities portfolios on a monthly basis, classifying those assets deemed appropriate and establishing valuation allowances as appropriate. In addition, the Company continues to establish general loss allowances for unclassified loans based on its historical loss experience. An asset is classified substandard if it is determined to involve a distinct possibility that the Company could sustain some loss if deficiencies associated with the asset are not corrected. An asset is classified doubtful if full collection is highly questionable or improbable. An asset is classified loss if it is considered uncollectible, even if a partial recovery could be expected in the future. If an asset is classified substandard or doubtful pursuant to the Company's policies or by regulatory examiners, general allowances for losses may be established. If an asset is classified loss, the Company is required to establish a specific allowance in an amount equal to 100% of the portion of the asset classified loss or it must charge off that amount.

      Pursuant to applicable regulations, the OTS and the FDIC have the authority to require the Association to increase its valuation allowances if either agency determines that the allowances are inadequate. The estimation of appropriate levels of loss allowances is a process that involves a high degree of subjectivity, and the regulatory authorities may arrive at conclusions that differ from management's regarding allowance levels. The OTS last performed an examination of the Association as of December 31, 1996. The examination was part of the OTS' routine supervision of the Association and included evaluations of the Association's loan and foreclosed real estate loss allowances. Based upon the results of the OTS examination, management believes the Association's policies and procedures for determination of loan and foreclosed real estate allowances are generally consistent with those used by the OTS in determining the adequacy of the loss allowances maintained by thrift institutions. However, there is no assurance that the OTS will concur with this assessment in future examinations.

      The following table illustrates the Company's classified assets as of December 31, 1996 (in thousands):

         Substandard                                            $ 6,747
         Doubtful                                                   145
         Loss                                                       800
                                                                -------

         Total classified assets                                $ 7,692
                                                                -------


      The Company had nonperforming assets as follows (dollars in thousands):

                                                                               AT DECEMBER 31,
                                                                           1996      1995       1994
                                                                           ----      ----       ----
Nonperforming Loans:
       Nonaccrual Loans:
             Single family residential                                    $ 2,080      887          371
             Improved and unimproved land                                     544      414          214
             Commercial real estate                                         1,434      623        2,178
             SBA loans                                                       --        751          588
             Consumer loans                                                  --       --             12
                                                                          -------  -------      -------
                 Total                                                      4,058    2,675        3,363
                                                                          -------  -------      -------

       Troubled Debt Restructured:
             Multifamily residential                                        4,862    4,890       10,424
                                                                          -------  -------      -------

                 Total Nonperforming Loans                                  8,920    7,565       13,787
                                                                          -------  -------      -------

Foreclosed Real Estate:
       Single family residential                                               57       38           86
       Multifamily residential                                               --      2,651         --
       Improved and unimproved land                                           900    1,278        6,171
       Commercial real estate                                                --        515        2,255
       SBA loans                                                             --       --            415
                                                                          -------  -------      -------
                 Total Foreclosed Real Estate                                 957    4,482        8,927
                                                                          -------  -------      -------

                 Total Nonperforming Assets                               $ 9,877   12,047       22,714
                                                                          -------  -------      -------

Nonperforming Assets to Total Assets                                         3.12%    4.00%        8.96%
                                                                          -------  -------      -------

Allowance for Loan Losses                                                 $ 5,613    5,138        8,207
Allowance for Foreclosed Real Estate Losses                                   158    1,124        2,873
                                                                          -------  -------      -------

                 Total Allowance for Losses                               $ 5,771    6,262       11,080
                                                                          =======  =======      =======

      NONACCRUAL LOANS. At December 31, 1996, loans on nonaccrual status totaled $4.1 million. During 1996 and 1995, approximately $523,000 and $400,000, respectively, in interest income would have been recorded on loans accounted for on a nonaccrual basis and troubled debt restructurings if each loan had been current in accordance with its original contract and had been outstanding throughout the period. These amounts were not included in the Company's interest income in the respective periods.

      TROUBLED DEBT RESTRUCTURED. At December 31, 1996, the Company's troubled debt restructurings totaled $4.9 million and consisted of one multifamily real estate loan. The loan is collateralized by a 172-unit apartment complex located in Seminole County, Florida. The apartment complex was appraised for $6.4 million as of the most recent appraisal in 1988. During December 1992, while the loan was delinquent, the Association allowed it to be assumed by a nonprofit organization, and reduced the interest rate from 10.75% to 7.0%. Under the restructured terms, the loan requires monthly principal and interest payments of approximately $31,000 plus a balloon payment of $4,361,000 in December 2007. The Association retained the personal guarantees of two individuals who executed the note at the time of origination. Subsequent to the date of modification, the loan has performed in accordance with the restructured terms of the contract. In conjunction with the quarterly evaluation of the reasonableness of the carrying value of this property, management has considered, among other factors, the 1988 appraisal of the property, the indicated valuation of the property by the nonprofit organization which assumed the loan in 1992, the location of the property and management's assessment of the current real estate valuation of similar properties in the local real estate market, management's assessment of the cash flows generated by the collateral property based on current operating information provided by the borrower, and management's assessment of the financial capacity of the two individuals whose personal guarantees also secure the loan.

      FORECLOSED REAL ESTATE. Foreclosed real estate includes property acquired by foreclosure or deed in lieu of foreclosure. Total foreclosed real estate decreased from $4.5 million at December 31, 1995 to $957,000 at December 31, 1996. The decrease was due to sales of foreclosed real estate properties, partially offset by foreclosures during the year ended December 31, 1996.

ASSET/LIABILITY MANAGEMENT

     The Association, like most other savings institutions, is engaged primarily in the business of investing funds obtained from deposits, borrowings and other sources, in loans, securities and other investments. Consequently, the Company's earnings depend to a significant extent on its net interest income, which is the difference between the interest earned on loans, securities and other investments, and the interest paid on deposits and borrowings. The Company is subject to interest rate risk, and corresponding fluctuations in its net interest income, to the extent that its interest-earning assets and interest-bearing liabilities do not mature or reprice at the same time.

     Asset/liability management policies are employed in an effort to reduce the Company's exposure to interest rate risk and thereby reduce the volatility of net interest income. The primary goal of these policies is to achieve a reasonable interest rate spread while reducing the repricing imbalance by increasing the interest rate sensitivity and shortening the repricing period of the Company's interest-earning assets and lengthening the repricing period of its interest-bearing liabilities.

     In order to increase the interest-rate sensitivity of its interest-earning assets, the Company has emphasized the origination of residential mortgage loans with adjustable interest rates and loans with short-term maturities. The Company also has sought in recent years to diversify and increase the interest-rate sensitivity of its loan portfolio by emphasizing the origination of construction loans for residential properties within its primary market area. Such loans generally provide for contractual maturities within one year. Although competitive pressures require the Company to offer long-term, fixed-rate mortgage loans, most such loans are originated under terms and conditions intended to permit their sale in the secondary market.

      The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1996, based upon certain estimates and assumptions as to loan prepayment rates and certain deposit erosion rates which management believes are reasonable based on the Company's experience (dollars in thousands).


                                                                One Year    Over
                                                One Year       to Three     Three
                                                 or Less         Years      Years      Total
                                                 -------         -----      -----      -----
Rate-Sensitive Assets:
    Loans (1)                                    $110,600       56,902     53,689     221,191
    Securities                                     47,780       10,893      7,679      66,352
    Other interest-earning assets (2)              11,665         --        2,378      14,043
                                                 --------     --------     ------     -------

Total Rate-Sensitive Assets                      $170,045       67,795     63,746     301,586
                                                 ========     ========     ======     =======

Rate-Sensitive Liabilities:
    Deposits (3)                                  153,428      104,626     28,873     286,927
    Borrowed funds                                  7,000         --         --         7,000
                                                 --------     --------     ------     -------

Total Rate-Sensitive Liabilities                 $160,428      104,626     28,873     293,927
                                                 ========     ========     ======     =======

GAP (Repricing differences)                      $  9,617      (36,831)    34,873       7,659
                                                 ========     ========     ======     =======

Cumulative GAP                                   $  9,617      (27,214)     7,659        --
                                                 ========     ========     ======     =======

Cumulative GAP as a
    Percent of Total Assets                          3.03%        8.59%      2.42%       --
                                                 ========     ========     ======     =======

------------------------------

(1) Loans are net of the undisbursed portion of loans in process and nonaccrual loans.
(2)  Consists of interest-earning deposits and FHLB stock.
(3) In preparing the table above, the following assumptions were made regarding the withdrawal of deposits: (i) passbook withdrawals of 17% for the first three years and (ii) NOW account withdrawals of 36% for the first year and 32% for years two and three.

      The above assumptions are annual percentages based on remaining balances and should not be regarded as indicative of the actual withdrawals that may be experienced by the Company. Moreover, certain shortcomings are inherent in the analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates. Also, interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. Moreover, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the above table.

RESULTS OF OPERATIONS

      The Company's operating results depend substantially on (i) net interest income (the difference between its interest income and interest expense), (ii) provisions for losses on loans and foreclosed real estate, (iii) noninterest income (including gains and losses on the sale of securities and loans, and fees from lending and deposit operations), (iv) noninterest expenses (including salaries and employee benefits, and occupancy expense) and (v) income taxes. Net interest income is determined primarily by interest rate spread and the relative amounts of interest-earning assets and interest-bearing liabilities.

The following table shows selected ratios for the periods ended or at the dates indicated:

                                                                                  AT OR FOR THE
                                                                              YEAR ENDED DECEMBER 31,
                                                                             1996      1995     1994
                                                                             ----      ----     ----
Average equity as a percentage of
    average assets                                                           6.57%     6.96%    5.98%
Equity to assets at end of year                                              6.40%     6.23%    6.53%
Return on average assets                                                      .54%      .64%     .18%
Return on average equity                                                     8.18%     9.17%    3.08%
Noninterest expenses to average assets                                       3.08%     3.67%    5.25%
Nonperforming assets to total assets
    at end of year                                                           3.12%     4.00%    8.96%
Interest rate spread during the year                                         3.20%     3.86%    4.24%

The following table shows weighted average interest rates as of the dates indicated:

                                                                                 AT  DECEMBER 31,
                                                                             ------------------------
                                                                             1996      1995     1994
                                                                             ----      ----      ----
Interest-earning assets:
   Loans                                                                     8.15%     8.44%    8.05%
   Mortgage-backed securities                                                6.23%     6.59%    6.00%
   Investment securities                                                     7.57%     6.58%    6.28%
   Other interest-earning assets                                             6.70%     5.56%    5.65%
        Total interest-earning assets                                        7.72%     7.80%    7.49%

Interest-bearing liabilities:
   Deposits                                                                  4.57%     4.50%    3.79%
   Borrowed funds                                                            6.95%     5.85%    6.81%
        Total interest-bearing liabilities                                   4.63%     4.65%    4.07%

Interest rate spread                                                         3.09%     3.15%    3.42%

      The following table sets forth information regarding (i) the average balance of the Company's interest-earning assets and interest-bearing liabilities, (ii) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yields, (iii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iv) net interest/dividend income, (v) interest rate spread and (vi) net interest margin.


                                              YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                      1996                          1995                       1994
                                             -------------------------  ---------------------------- ------------------------
                                                                AVERAGE                     AVERAGE                   AVERAGE
                                             AVERAGE   INTEREST/ YIELD/ AVERAGE   INTEREST/  YIELD/  AVERAGE INTEREST/  YIELD/
                                             BALANCE   DIVIDENDS RATE   BALANCE    DIVIDENDS RATE    BALANCE  DIVIDENDS RATE
                                                                         (Dollars in thousands)
Interest - earning assets:
     Loans (1)                               $206,755  16,712   8.08%   174,203    15,357   8.82%  167,192   13,752    8.23%
     Securities                                77,524   4,917   6.34%    58,024     3,782   6.52%   41,155    2,647    6.43%
     Other interest - earning assets            5,330     368   6.92%     8,585       591   6.88%   11,168      483    4.32%
                                             --------  ------   ----    -------    ------   ----   -------   ------    ----


     Total interest - earning assets          289,609  21,997   7.60%   240,812    19,730   8.19%  219,515   16,882    7.69%

Noninterest - earning assets                    8,010                    17,028                     19,589
                                             --------                   -------                    -------

   Total assets                              $297,619                   257,840                    239,104
                                             --------                   -------                    -------

Interest - bearing liabilities:
   Deposits:
     Noninterest - bearing accounts            14,054    --     --      12,.415      --     --      10,243     --      --
     NOW accounts                              24,386     339   1.39%    29,708       440   1.48%   25,331      423    1.67%
     Passbook and statement accounts           37,935     597   1.57%    35,920       914   2.55%   52,672    1,034    1.96%
     Certificate accounts                     190,927  10,774   5.64%   152,716     8,594   5.63%  121,704    5,685    4.67%
                                             --------  ------   ----    -------    ------   ----   -------   ------    ----


Total deposits                                267,302  11,710   4.38%   230,759     9,948   4.31%  209,950    7,142    3.40%
Borrowed funds                                  5,627     313   5.56%     2,705       163   6.03%    8,672      411    4.74%
                                             --------  ------   ----    -------    ------   ----   -------   ------    ----

Total interest - bearing liabilities          272,929  12,023   4.40%   233,464    10,111   4.33%  218,622    7,553    3.45%
                                                       ------                      ------                    ------

Noninterest - bearing liabilities               5,134                     6,420                      6,181
Stockholders' equity                           19,556                    17,956                     14,301
                                             --------                    ------                     ------

   Total liabilities & stockholders' equity  $297,619                   257,840                    239,104
                                             ========                    ======                   =========

Net interest/dividend income                            9,974                       9,619                     9,329
                                                        =====                       =====                     =====
Interest rate spread (2)                                        3.20%                       3.86%                      4.24%
                                                                                            =====                      =====
Net average interest - earning assets,
   net interest margin (3)                   $ 16,680           3.44%     7,348             3.99%      893             4.25%
                                             ========           ====    =======            =====  ========             ====
Ratio of average interest - earning
   assets to average interest - bearing
   liabilies                                     1.06                      1.03                       1.00
                                             ========                   =======                   ========



----------------------------------

(1)  Includes nonaccrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin is net interest income divided by average interest-earning assets.

      The following table presents certain information regarding changes in interest and dividend income and interest expense of the Company for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to
(i) changes in rate (change in rate multiplied by prior volume), (ii) changes in volume (change in volume multiplied by prior rate) and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                              YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                  1996 VS. 1995                              1995 VS. 1994
                                            INCREASE (DECREASE) DUE TO                  INCREASE (DECREASE) DUE TO
                                    ---------------------------------------      -------------------------------------
                                                           RATE/                                      RATE/
                                     RATE       VOLUME     VOLUME     TOTAL      RATE      VOLUME     VOLUME     TOTAL
                                    -----       ------     ------     -----      ----      ------     ------     -----
Interest-earning assets:
   Loans                            $(1,276)     2,870     (239)     1,355     $   987        577       41      1,605
   Securities                          --        1,237     (103)     1,134          25      1,010      100      1,135
   Other interest-earning assets          3       (224)      (1)      (222)        286       (112)     (66)       108
                                    -------     ------     ----     ------     -------     ------     ----     ------

   Total                             (1,273)     3,883     (343)     2,267       1,298      1,475       75      2,848
                                    -------     ------     ----     ------     -------     ------     ----     ------

Interest-bearing liabilities:
   Deposits                             161      1,575       26      1,762       1,909        708      189      2,806
   Borrowings                           (13)       176      (14)       149         112       (283)     (77)      (248)
                                    -------     ------     ----     ------     -------     ------     ----     ------

   Total                                148      1,751       12      1,911       2,021        425      112      2,558
                                    -------     ------     ----     ------     -------     ------     ----     ------

Net change in interest income       $(1,421)     2,132     (355)       356        (723)     1,050      (37)       290
                                    -------     ------     ----     ------     -------     ------     ----     ------

        COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO DECEMBER 31, 1995

      GENERAL. The Company reported net earnings of $1.6 million or $0.19 per share for the year ended December 31, 1996 compared to net earnings of $1.6 million or $0.20 per share for 1995.

     INTEREST INCOME. Total interest income for 1996 was $22.0 million, an increase of $2.3 million from 1995. Interest income on loans increased $1.4 million or 8.8% in 1996 compared to 1995. The increase in interest income on loans was the result of an increase in the average balance of loans outstanding from $174.2 million in 1995 to $206.8 million in 1996, partially offset by a decrease in the average yield earned on such loans from 8.82% in 1995 to 8.08% in 1996. Interest income on securities increased $1.1 million or 30.0%, due to an increase in the average balance from $58.0 million in 1995 to $77.5 million in 1996, partially offset by a decrease in the average yield earned from 6.52% in 1995 to 6.34% in 1996. Interest income on other interest-earning assets decreased $223,000 from $591,000 in 1995 to $368,000 in 1996. The decrease was the result of a decrease in the average balance outstanding during 1996 compared to 1995, partially offset by a slight increase in average yield earned in 1996 compared to 1995.

      INTEREST EXPENSE. Total interest expense for 1996 increased from $10.1 million in 1995 to $12.0 million in 1996. Interest paid on deposit accounts increased by $1.8 million. The increase in interest expense on deposits was due to an increase in the average balances outstanding and an increase in the rates paid thereon. During 1996, deposits averaged $267.3 million at an average rate of 4.38% compared to $230.8 million at an average rate of 4.31% during 1995.

      PROVISION FOR LOAN LOSSES. The Company recorded a provision for loan losses of $782,000 for 1996, compared to a $477,000 provision for 1995. The ratio of nonperforming loans and foreclosed real estate to total assets was 3.12% at December 31, 1996, compared to 4.00% at December 31, 1995. The Company's total allowance for losses on loans and foreclosed real estate equaled 58.4% of nonperforming assets at December 31, 1996 compared to 52.0% of nonperforming assets at December 31, 1995.

      NONINTEREST INCOME. For the year ended December 31, 1996, noninterest income was $2.4 million, a decrease of $215,000 from 1995. The decrease was primarily due to a net loss on trading securities during 1996 of $196,000 compared to a net profit on trading securities of $229,000 during 1995 and an unrealized loss on loans held for sale of $150,000 at December 31, 1996 compared to no such loss at December 31, 1995. Partially offsetting these decreases was a $264,000 increase in other income.

      NONINTEREST EXPENSES. During 1996 noninterest expenses decreased by $281,000 from $9.5 million during 1995 to $9.2 million in 1996. The decrease resulted from a $2.4 million decrease in loss on foreclosed real estate during 1996, partially offset by the one-time SAIF assessment of $1.5 million and an increase of $247,000 in other expenses. The decrease in loss on foreclosed real estate was due to a credit provision for losses on foreclosed real estate of $1.5 million in 1996 compared to $240,000 provision for losses on foreclosed real estate in 1995.

      INCOME TAXES. The income tax provision increased from $641,000 for 1995 (an effective rate of 28.0%) to $803,000 for 1996 (an effective rate of 33.4%).

        COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO DECEMBER 31, 1994

      GENERAL. The Company reported net earnings of $1.6 million or $0.20 per share for the year ended December 31, 1995 compared to net earnings of $440,000 or $0.06 per share for 1994. The improvement in operating results for 1995 was primarily due to a $3.1 million decrease in noninterest expenses partially offset by a $1.9 million increase in provision for loan losses.

      INTEREST INCOME. Total interest income for 1995 was $19.7 million, an increase of $2.8 million from 1994. Interest income on loans increased $1.6 million or 11.7% in 1995 compared to 1994. The increase in interest income on loans was the result of an increase in the average balance of loans outstanding from $167.2 million in 1994 to $174.2 million in 1995 and an increase in the average yield earned on such loans from 8.23% in 1994 to 8.82% in 1995. Interest income on securities increased $1.1 million or 42.9%, due to an increase in the average balance from $41.2 million during 1994 to $58.0 million during 1995, and an increase in the average yield earned from 6.43% during 1994 to 6.52% during 1995. Interest income on other interest-earning assets increased in $108,000 from $483,000 in 1994 to $591,000 in 1995. The increase was the result of an increase in the average yield earned in 1995 compared to 1994, partially offset by a decrease in the average balance outstanding during 1995 compared to 1994.

      INTEREST EXPENSE. Total interest expense for 1995 increased from $7.6 million in 1994 to $10.1 million in 1995. Interest paid on deposits increased by $2.8 million. The increase in interest expense on deposits was due to an increase in the average balances outstanding and an increase in the rates paid thereon. During 1995, deposits averaged $230.8 million at an average rate of 4.31% compared to $210.0 million at an average rate of 3.40% during 1994.

      PROVISION FOR LOAN LOSSES. The Company recorded a credit for loan losses for 1994 of $1.4 million, compared to a $477,000 provision for 1995. The credit in 1994 was partially offset by a $3.4 million provision for losses on foreclosed real estate. See "Noninterest Expenses" below. The ratio of nonperforming loans and foreclosed real estate to total assets was 4.00% at December 31, 1995, compared to 8.96% at December 31, 1994. The Company's total allowance for losses on loans and foreclosed real estate equaled 52.0% of nonperforming assets at December 31, 1995 compared to 48.8% of nonperforming assets at December 31, 1994.

      NONINTEREST INCOME. For the year ended December 31, 1995, noninterest income was $2.6 million, an increase of $115,000 from 1994. The increase was primarily due to a net profit on trading securities during 1995 of $229,000 compared to a net loss on trading securities of $76,000 during 1994, and an increase of $129,000 on loan related fees and service charges. Partially offsetting these increases was a $277,000 gain on sale of premises and equipment during 1994 compared to no such gain in 1995.

      NONINTEREST EXPENSES. During 1995, noninterest expenses decreased by $3.0 million from $12.5 million during 1994 to $9.5 million in 1995. The decrease resulted primarily from a $3.2 million decrease in loss on foreclosed real estate during 1995, from $3.8 million in 1994 to $613,000 during 1995. Such decreased in noninterest expenses were partially offset by a $241,000 increase in employee compensation and benefits. The decrease in loss on foreclosed real estate was due to a decrease in provision for losses from $3.4 million in 1994 to $240,000 in 1995. The large provision in the allowance for losses on foreclosed real estate during 1994 was the result of the Company's decision to accelerate the disposition of such properties. During 1994 and 1995, foreclosed real estate totaling $14.2 million was sold.

      INCOME TAXES. The income tax provision increased from $234,000 in 1994 (an effective rate of 34.7%) to $641,000 in 1995 (an effective rate of 28.0%).

FUTURE ACCOUNTING REQUIREMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. SFAS 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring after December 31, 1996. Management does not anticipate SFAS 125 will have a material impact on the Company.

IMPACT OF INFLATION AND CHANGING PRICES

      The Consolidated Financial Statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike many industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. See "Asset/Liability Management" and "Results of Operations" above.

                          F.F.O. FINANCIAL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    AT DECEMBER 31,
                                                                               ------------------------
                                                                                    1996      1995
                                                                                    ----      ----
        ASSETS
Cash and due from banks                                                        $   6,300        6,989
Interest-bearing deposits with banks                                              11,665        2,768
Federal funds sold                                                                  --            669
                                                                               ---------      -------

                 Cash and cash equivalents                                        17,965       10,426

Trading securities                                                                 9,580       23,076
Securities available for sale                                                     41,445       49,832
Securities held to maturity, at cost                                              15,343       17,636
Loans held for sale, net of unrealized losses of $150 in 1996                     10,462       22,765
Loans receivable, net of allowances for loan losses of
      $5,613 in 1996 and $5,138 in 1995                                          209,005      161,190
Accrued interest receivable                                                        1,710        1,821
Premises and equipment                                                             5,324        5,700
5,700 Restricted securities - Federal Home Loan Bank stock, at cost                2,378        2,514
Foreclosed real estate, net of allowances of $158 in 1996 and
      $1,124 in 1995                                                                 799        3,358
Deferred tax asset                                                                 1,490        2,249
Other assets                                                                       1,448          918
                                                                               ---------      -------

                 Total assets                                                  $ 316,949      301,485
                                                                               =========      =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Demand deposits                                                             14,303       13,107
      Savings and NOW deposits                                                    57,981       63,682
      Time deposits                                                              214,643      172,147
                                                                               ---------      -------

                 Total deposits                                                  286,927      248,936

Accrued interest on deposits                                                         256          282
Due to bank                                                                          424        1,120
Advances from Federal Home Loan Bank                                               7,000       30,000
Advance payments by borrowers for taxes and insurance                                608          819
Other liabilities                                                                  1,454        1,548
                                                                               ---------      -------

                 Total liabilities                                               296,669      282,705
                                                                               ---------      -------

Commitments and Contingencies (Notes 6, 12, 13, 15 and 21)

Stockholders' Equity:
         Preferred stock, $.10 par value, 2,500,000 shares
                 authorized, none outstanding                                       --           --
         Common stock, $.10 par value, 20,000,000 shares authorized,
                 8,430,000 shares issued and outstanding                             843          843
         Additional paid-in capital                                               17,599       17,599
         Retained earnings                                                         1,844          244
         Net unrealized (depreciation) appreciation on securities
                 available for sale, net of tax of $4 in 1996
                 and $(56) in 1995                                                    (6)          94
                                                                               ---------      -------

                 Total stockholders' equity                                       20,280       18,780
                                                                               ---------      -------

                 Total liabilities and stockholders' equity                    $ 316,949      301,485
                                                                               =========      =======


See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                   YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------
                                                                              1996          1995            1994
                                                                              ----          ----            ----
Interest income:
         Loans receivable                                               $    16,712        15,357        13,752
         Securities available for sale                                        2,524         1,218         1,963
         Securities held to maturity                                          1,179         1,297           684
         Trading securities                                                   1,214         1,267          --
         Federal funds sold                                                      80           150           125
         Deposits with banks                                                    288           441           358
                                                                        -----------     ---------     ---------

                 Total interest income                                       21,997        19,730        16,882
                                                                        -----------     ---------     ---------

Interest expense:
         Deposits                                                            11,710         9,948         7,142
         Other borrowed funds                                                   313           163           411
                                                                        -----------     ---------     ---------

                 Total interest expense                                      12,023        10,111         7,553
                                                                        -----------     ---------     ---------
Net interest income                                                           9,974         9,619         9,329

Provision (credit) for loan losses                                              782           477        (1,403)
                                                                        -----------     ---------     ---------
         Net interest income after provision (credit)
                 for loan losses                                              9,192         9,142        10,732
                                                                        -----------     ---------     ---------
Noninterest income:
         Service charges on deposits                                          1,306         1,269         1,297
         Loan related fees and service charges                                  443           375           246
         Loan servicing fees                                                    279           367           409
         Net trading account (losses) profit                                   (196)          229           (76)
         Net realized gain on sales of available-for-sale securities             87            66          --
         Net gain on sale of loans                                              144            86
                                                                                                            131
         Unrealized loss on loans held for sale                                (150)         --            --
         Net gain on sale of premises and equipment                            --            --             277
         Other income                                                           474           210           203
                                                                        -----------     ---------     ---------
                 Total noninterest income                                     2,387         2,602         2,487
                                                                        -----------     ---------     ---------
Noninterest expenses:
         Salaries and employee benefits                                       4,192         4,043         3,802
         Occupancy expense                                                    1,925         1,814         1,755
         (Gain) loss on foreclosed real estate                               (1,818)          613         3,784
         Deposit insurance premium                                              657           646           645
         SAIF recapitalization assessment                                     1,466          --            --
         Marketing and advertising                                              381           299           298
         Data processing                                                        668           564           563
         Printing and office supplies                                           280           284           279
         Telephone expense                                                      255           271           272
         Other expense                                                        1,170           923         1,147
                                                                        -----------     ---------     ---------
                 Total noninterest expenses                                   9,176         9,457        12,545
                                                                        -----------     ---------     ---------
Income before income taxes                                                    2,403         2,287           674

Income tax expense                                                              803           641           234
                                                                        -----------     ---------     ---------

Net income                                                              $     1,600         1,646           440
                                                                        ===========     =========     =========

Net income per share of common stock                                    $       .19           .20           .06
                                                                        ===========     =========     =========

Weighted average number of shares outstanding                             8,430,000     8,430,000     7,354,658
                                                                        ===========     =========     =========



See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)


                                                                                   NET
                                                                               UNREALIZED
                                                                             (DEPRECIATION)
                                                                              APPRECIATION
                                                                    RETAINED       ON
                                                         ADDITIONAL EARNINGS   SECURITIES      TOTAL
                                                COMMON    PAID-IN (ACCUMULATED  AVAILABLE  STOCKHOLDERS'
                                                 STOCK    CAPITAL    DEFICIT)   FOR SALE      EQUITY
                                                 -----    -------    --------    --------      ------
Balance at December 31, 1993                     $718     15,324     (1,842)     327           14,527

Proceeds from issuance of 1,250,000
     shares of common stock                       125      2,275       --       --              2,400

Net income for 1994                               --        --          440     --                440

Net change in unrealized (depreciation)
     appreciation on securities available
     for sale                                     --        --         --       (822)            (822)
                                                 ----     ------     ------     -----          ------

Balance at December 31, 1994                      843     17,599     (1,402)    (495)          16,545

Net income for 1995                               --        --        1,646     --              1,646

Net change in unrealized (depreciation)
     appreciation on securities available
     for sale                                     --        --         --        589              589
                                                 ----     ------     ------     -----          ------

Balance at December 31, 1995                      843     17,599        244       94           18,780

Net income for 1996                               --        --        1,600     --              1,600

Net change in unrealized (depreciation)
     appreciation on securities available
     for sale                                     --        --         --       (100)            (100)
                                                 ----     ------     ------     -----          ------

Balance at December 31, 1996                     $843     17,599      1,844       (6)          20,280
                                                 ====     ======      =====     =====          ======





See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                              YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          1996         1995        1994
                                                                        -------        ----        ----
Cash flows from operating activities:
     Net income                                                         $  1,600       1,646         440
     Adjustments to reconcile net income to
       net cash provided by (used in) operations:
         Provision (credit) for loan losses                                  782         477      (1,403)
         (Credit) provision for losses on foreclosed real estate          (1,500)        240       3,410
         Net amortization of premiums and discounts                          159        (210)       (115)
         Net gain on sale of premises and equipment                         --          --          (277)
         Net amortization of deferred loan fees                             (180)         52        (168)
         Depreciation of premises and equipment                              554         566         597
         Net gain on sale of foreclosed real estate                         (368)        (35)       (175)
         Net realized gain on sales of available-for-sale securities         (87)        (66)       --
         Net decrease (increase) in trading account securities            13,496     (16,106)     (6,970)
         Provision (benefit) for deferred income taxes                       819       1,012        (276)
         Proceeds from sales of loans held for sale                       25,745       8,924       9,858
         Originations of loans held for sale                             (13,448)    (23,673)     (6,311)
         Decrease (increase) in accrued interest receivable                  111        (356)       (143)
         Increase in other assets                                           (530)       (216)       (157)
         Gain on sale of loans                                              (144)        (86)       (131)
         Unrealized loss on loans held for sale                              150        --          --
         (Decrease) increase in accrued interest payable                     (26)        123           9
         (Decrease) increase in other liabilities and due to bank           (790)     (1,131)        997
                                                                        --------     -------      ------

              Net cash provided by (used in) operating activities         26,343     (28,839)       (815)
                                                                        --------     -------      ------

Cash flows from investing activities:
     Purchase of available-for-sale securities                           (47,400)    (35,104)    (19,868)
     Purchase of held-to-maturity securities                                --          --       (47,504)
     Proceeds from maturities of held-to-maturity securities                --        12,526      47,129
     Proceeds from sale of available-for-sale securities                  26,673       7,755        --
     Proceeds from maturities of available-for-sale securities            10,000        --          --
     Principal repayments on available-for-sale securities                18,832         746       1,916
     Principal repayments on held-to-maturity securities                   2,343       1,613        --
     Net (increase) decrease in loans receivable                         (45,860)    (10,512)      1,110
     Proceeds from sale of premises and equipment                           --          --           524
     Net purchases of premises and equipment                                (178)       (501)       (365)
     Proceeds from sale of foreclosed real estate                          2,001       7,389       4,123
     Payments capitalized to foreclosed real estate                         (131)        (43)         (7)
     Redemption (purchase) of Federal Home Loan Bank stock                   136        --           (31)
                                                                        --------     -------      ------

              Net cash used in investing activities                      (33,584)    (16,131)    (12,973)
                                                                        --------     -------      ------

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)

                                                                             Year Ended December 31,
                                                                          1996         1995       1994
Cash flows from financing activities:
     Net decrease in demand, savings and NOW deposits                     (4,505)     (6,180)     (5,979)
     Net increase in time deposits                                        42,496      44,284       5,693
     (Repayments of) proceeds from Federal Home Loan Bank advances       (23,000)      8,600       1,400
     Net proceeds from issuance of common stock                             --          --         2,400
     Net (decrease) increase in advances by borrowers for taxes
         and insurance                                                      (211)        126        (109)
                                                                        --------      ------       -----

              Net cash provided by financing activities                   14,780      46,830       3,405
                                                                        --------      ------       -----

Net increase (decrease) in cash and cash equivalents                       7,539       1,860     (10,383)
Cash and cash equivalents at beginning of year                            10,426       8,566      18,949
                                                                        --------      ------       -----

Cash and cash equivalents at end of year                                $ 17,965      10,426       8,566
                                                                        ========      ======       =====

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
         (Refunds received) income tax paid                             $   (134)        550         311
                                                                        ========      ======       =====

         Interest                                                       $ 12,049       9,957       7,544
                                                                        ========      ======       =====

     Noncash investing and financing activities:
         Transfers of loans to foreclosed real estate                   $    339       6,382       1,447
                                                                        ========      ======       =====
         Loans originated for the sale of foreclosed real estate        $  2,896       1,527       1,346
                                                                        ========      ======       =====





See Notes to Consolidated Financial Statements.

                          F.F.O. FINANCIAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     F.F.O. Financial Group, Inc. (the "Holding Company" or "F.F.O.") is the holding company for First Federal Savings and Loan Association of Osceola County (the "Association"). The Holding Company's operations are limited to ownership of the Association. The Association is a federally chartered savings and loan association which conducts business from its headquarters and main office in Kissimmee, Florida and ten branch offices located in Central Florida. The Association's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits through the Savings Association Insurance Fund ("SAIF").

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, First Federal Savings and Loan Association of Osceola County, and the Association's wholly-owned subsidiary, Gulf American Financial Corporation. Gulf American Financial Corporation is currently inactive. All significant intercompany transactions and balances have been eliminated in consolidation.

     GENERAL. The accounting and reporting policies of F.F.O. Financial Group, Inc. and Subsidiaries (together, the "Company") conform to generally accepted accounting principles and to general practices within the thrift industry. The following summarizes the significant accounting policies of the Company:

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     TRADING SECURITIES. Securities held principally for resale in the near term are classified as trading account securities and recorded at their fair values. Unrealized gains and losses on trading account securities are included immediately in noninterest income.

     SECURITIES HELD TO MATURITY. Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     SECURITIES AVAILABLE FOR SALE. Available-for-sale securities consist of securities not classified as trading securitie s nor as held-to-maturity securities.

                                                                     (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED SECURITIES AVAILABLE FOR SALE, CONTINUED. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a separate component of stockholders' equity until realized.

     Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate . Net unrealized losses are recognized through a valuation allowance by charges to income.

     LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

          Discounts and premiums on purchased real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

          The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

          The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.


                                                                     (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statements of income.

     INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicabl e to the period in which the deferred tax assets or liabiliti es are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabiliti es are adjusted through the provision for income taxes.

     PREMISES AND EQUIPMENT. Land is carried at cost. The Company's premises, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

     OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

          CASH AND CASH EQUIVALENTS. The carrying amounts of cash and short-term instruments approximate their fair value.

          TRADING SECURITIES. Fair values for trading account securities, which also are the amounts recognized in the consolidated balance sheets, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES. Fair values for available-for-sale and held-to-maturity securities, excluding restricted equity securities, are based on quoted market prices.

          LOANS RECEIVABLE. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in FHLB stock is based on its redemption value, which is its cost of $100 per share.

                                                                     (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED. DEPOSITS. The fair values disclosed for demand, NOW, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          SHORT-TERM BORROWINGS. The carrying amounts of borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          ACCRUED INTEREST RECEIVABLE. The carrying amounts of accrued interest receivable approximate their fair values.

          OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     NET INCOME PER SHARE. Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

     RECLASSIFICATIONS. Certain reclassifications have been made to the financial statements for 1994 and 1995 to conform to the presentat ions used in the financial statement s for 1996.

     FUTURE ACCOUNTING REQUIREMENTS. The Financial Accounting Standards Board
          (the "FASB") has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring after December 31, 1996. Management does not anticipate SFAS 125 will have a material impact on the Company.



                                                                     (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(2)  SECURITIES

     Securities have been classified in the consolidated balance sheets according to management's intent. The carrying amounts of securitie s and their approximate fair values at December 31, were as follows
          (in thousands ):


                                                                       GROSS        GROSS
                                                       AMORTIZED     UNREALIZED   UNREALIZED  FAIR
                                                         COST          GAINS        LOSSES    VALUE
                                                         ----          -----        ------    -----
    TRADING SECURITIES:
    DECEMBER 31, 1996:
         Agency notes and debentures                   $ 4,000           32         --         4,032
         Collateralized mortgage-backed obligations      5,554         --             (6)      5,548
                                                       -------          ---          ---      ------

                                                       $ 9,554           32           (6)      9,580
                                                       =======          ===          ---      ======

    DECEMBER 31, 1995:
         Agency notes and debentures                     9,359           42         --         9,401
         Collateralized mortgage-backed obligations     13,616           59         --        13,675
                                                       -------          ---          ---      ------

                                                       $22,975          101         --        23,076
                                                       =======          ===         ====      ======
    SECURITIES AVAILABLE FOR SALE:
    DECEMBER 31, 1996-
         Mortgage-backed securities                    $41,455          108         (118)     41,445
                                                       =======          ===         ====      ======

    DECEMBER 31, 1995:
         U.S. Treasury notes                             9,996           23         --        10,019
         Mortgage-backed securities                     39,686          127         --        39,813
                                                       -------          ---         ----      ------

                                                       $49,682          150         --        49,832
                                                       =======          ===        =====      ======
    SECURITIES HELD TO MATURITY:
    DECEMBER 31, 1996-
         Mortgage-backed securities                    $15,343          218          (47)     15,514
                                                       =======          ===        =====      ======

    DECEMBER 31, 1995-
         Mortgage-backed securities                    $17,636          204         --        17,840
                                                       =======          ===        =====      ======



     Gross realized gains and gross realized losses on sales of available-for-sale securities were $141,000 and $54,000, respectively in 1996 and $75,000 and $9,000, respectively in 1995. There were no sales of available-for-sale securities during the year ended December 31, 1994.

     Net unrealized holding gains on trading securities of $26,000, $101,000 and $76,000 were included in income during 1996, 1995 and 1994, respectively.

     The Board of Directors has authorized the Company to purchase and sell, from time to time, securities through third parties including through William R. Hough & Co. ("WRHC"), an investment banking firm headquartered in St. Petersburg, Florida. Mr. Hough (a director and principal shareholder of the Company) is Chairman and principal shareholder of WRHC. During the years ended December 31, 1996, 1995 and 1994, the Company purchased approximately $53.3 million, $69.5 million and $30.5 million of securities through WRHC, respectively. During the years ended December 31, 1996 and 1995, the Company sold approximately $46.0 million and $19.7 million of securities through WRHC, respectively. No securities were sold through WRHC in 1994. In connection with such transactions, the Company paid WRHC an aggregate of $118,000, $92,000 and $20,000 in commissions during the years ended December 31, 1996, 1995 and 1994, respectively.


                                                                     (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(3) LOANS RECEIVABLE
    The components of loans in the consolidated balance sheets were as follows (in thousands):

                                                                                    AT DECEMBER 31,
                                                                               -----------------------
                                                                                  1996         1995
                                                                                  ----         ----
 Mortgage Loans:
     Conventional 1-4 family residential                                       $ 112,827       78,680
     FHA and VA single family residential                                         10,131       11,529
     Multifamily residential                                                      19,778       18,576
     Land                                                                          8,279        6,476
     Other nonresidential real estate                                             34,138       26,927
     Construction residential                                                     14,166       10,288
     Construction nonresidential                                                     990         --
                                                                               ---------      -------

         Total mortgage loans                                                    200,309      152,476
                                                                               ---------      -------

Other Loans:
     Deposit account loans                                                           957          868
     Credit card loans                                                               594        2,637
     Consumer loans                                                               20,537       13,717
     SBA loans                                                                     3,009        3,633
     Home improvement loans                                                           55           76
                                                                               ---------      -------

         Total other loans                                                        25,152       20,931
                                                                               ---------      -------
         Total loans                                                             225,461      173,407
                                                                               ---------      -------

Deduct:
     Undisbursed portion of loans in process                                     (10,824)      (6,880)
     Deferred net loan origination fees and discounts                                (19)        (199)
     Allowance for loan losses                                                    (5,613)      (5,138)
                                                                               ---------      -------

         Total deductions                                                        (16,456)     (12,217)
                                                                               ---------      -------

         Loans receivable, net                                                 $ 209,005      161,190
                                                                               =========      =======

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(3) LOANS RECEIVABLE, CONTINUED
     An analysis of the change in the allowance for loan losses was as follows (in thousands):

                                                                                  Year Ended December 31,
                                                                        ----------------------------------------
                                                                           1996           1995          1994
                                                                           ----           ----          ----
Balance at January 1                                                    $     5,138         8,207         9,333

Loans charged-off, net of recoveries                                           (307)       (3,546)         (260)
Provision (credit) for loan losses                                              782           477        (1,403)
Reclassification due to adoption of SFAS 114 and 118                           --            --             537
                                                                        -----------         -----         -----

Balance at December 31                                                  $     5,613         5,138         8,207
                                                                        ===========         =====         =====

    The amounts of impaired loans, all of which were collateral-dependent, were as follows (in thousands):

                                                                                     December 31,
                                                                               ----------------------
                                                                                  1996          1995
                                                                               --------        ------
Loans identified as impaired:
    Gross loans with related allowances for losses recorded                    $   8,256        6,380
    Less:  Allowances on these loans                                              (1,766)      (1,537)
                                                                               ---------        -----

Net investment in impaired loans                                               $   6,490        4,843
                                                                               =========        =====

    The average net investment in impaired loans and interest income recognized and received on impaired loans were as follows (in thousands):

                                                                                Year Ended December 31,
                                                                        ---------------------------------------
                                                                          1996             1995           1994
                                                                          ----             ----           ----
Average investment in impaired loans                                    $  6,175           5,037        7,259
                                                                        ========           =====        =====

Interest income recognized on impaired loans                            $    521             337          307
                                                                        ========           =====        =====

Interest income received on impaired loans                              $    521             337          307
                                                                        ========           =====        =====


                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(3)  Loans Receivable, Continued
     Nonaccrual and renegotiated loans for which interest has been reduced totalled approximately $8.9 million, $7.6 million and $13.8 million at December 31, 1996, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                  1996     1995     1994
                                                  ----     ----     ----

Interest income that would have been recorded    $ 863      742      971
Interest income recognized                        (340)    (342)    (383)
                                                 -----      ---      ---
Interest income foregone                         $ 523      400      588
                                                 =====      ===      ===

     The Company is not committed to lend additional funds to debtors whose loans have been modified.

(4)  LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $103.6 million, $89.6 million and $101.2 million at December 31, 1996, 1995 and 1994, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing are included in advance payments by borrowers for taxes and insurance, and were approximately $494,000 and $498,000 at December 31, 1996 and 1995, respectively.

(5) FORECLOSED REAL ESTATE

     Activity in the allowance for losses on foreclosed real estate was as follows (in thousands):

                                                             Year Ended December 31,
                                                         -------------------------------
                                                           1996         1995       1994
                                                           ----         ----       ----
Balance at January 1                                     $ 1,124       2,873          62
(Credit) provision charged to operations                  (1,500)        240       3,410
Recoveries (charge-offs), net                                534      (1,989)        (62)

                                                             158       1,124       3,410

Reclassification due to adoption of SFAS 114 and 118        --          --          (537)
                                                         -------       -----       -----

Balance at December 31                                   $   158       1,124       2,873
                                                         =======       =====       =====

     Gain or loss on foreclosed real estate for the years ended December 31, 1996, 1995 and 1994 includes net expense of $50,000, $408,000 and
          $549,000, respectively, from operation of foreclosed real estate.




                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(6)   PREMISES AND EQUIPMENT
     Components of premises and equipment were as follows (in thousands):

                                                                 AT DECEMBER 31,
                                                              ------------------
                                                              1996          1995
                                                              ----          ----
Cost:
   Land                                                   $  1,298          1,298
   Premises and leasehold improvements                       5,154          5,207
   Furniture and equipment                                   5,263          5,772
                                                          --------         ------

            Total cost                                      11,715         12,277

   Less accumulated depreciation                            (6,391)        (6,577)
                                                          --------         ------
            Total                                         $  5,324          5,700
                                                          ========         ======

     At December 31, 1996, the Company was obligated under noncancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based primarily on increases in real estate taxes or in the average consumer price index. Net rent expense under operating leases, included in occupancy expense, was approximately $378,000, $363,000 and $341,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996, future minimum rental commitments under noncancellable leases were as follows (in thousands):

    YEAR ENDING
    DECEMBER 31,                                  AMOUNT
    ------------                                  ------
        1997                                    $   364
        1998                                        309
        1999                                        229
        2000                                         54
        2001                                         54
        Thereafter                                  126
                                                -------

        Total                                   $ 1,136
                                                =======

(7)  ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable is summarized as follows (in thousands):

                         At December 31,
                        ------------------
                        1996          1995
                        ----          ----
Loans                   $1,279       1,164
Securities                 431         657

       Total            $1,710       1,821

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(8)  DEPOSITS

     The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $13.2 million and $14.2 million at December 31, 1996 and 1995, respectively.

     At December 31, 1996, the scheduled maturities of certificates of deposit were as follows (in thousands):

     YEAR ENDING
     DECEMBER 31,                               AMOUNT
     ------------                               ------
      1997                                   $ 132,990
      1998                                      53,346
      1999                                      13,834
      2000                                      11,962
      2001 and thereafter                        2,511
                                             ---------
      Total                                  $ 214,643
                                             =========

(9)  ADVANCES FROM FEDERAL HOME LOAN BANK

     Maturities and interest rates of advances from the Federal Home Loan Bank of Atlanta ("FHLB") were as follows (dollars in thousands):

                YEAR ENDING             INTEREST            AT DECEMBER 31,
                DECEMBER 31,              RATE           1996            1995
                ------------              ----           ----            ----
                   1996                   5.85%         $     -          30,000
                   1997                   6.95%           7,000            -
                                                        -------          ------
                   Total                                $ 7,000          30,000
                                                        =======          ======

     At December 31, 1996, the Association was required by its collateral agreement with the FHLB to maintain qualifying first mortgage loans in an amount equal to at least 150% of the FHLB advances outstanding at December 31, 1996 as collateral. The Association's FHLB stock is also pledged as collateral for such advances. The FHLB advances outstanding at December 31, 1995 were collateralized by certain securities with a book value of $32.2 million and a market value of $32.6 million as allowed by the Association's collateral agreement with the FHLB. The Association's FHLB stock was also pledged as collateral for those advances while outstanding.


                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(10)  INCOME TAXES
      The provision (credit) for income taxes is summarized as follows (in thousands):

                                 CURRENT   DEFERRED  TOTAL
                                 -------   --------  -----
YEAR ENDED DECEMBER 31, 1996:
      Federal                    $ (16)       695     679
      State                       --          124     124
                                 -----      -----     ---

            Total                $ (16)       819     803
                                 =====      =====     ===
YEAR ENDED DECEMBER 31, 1995:
      Federal                     (371)       864     493
      State                       --          148     148
                                 -----      -----     ---

            Total                $(371)     1,012     641
                                 =====      =====     ===

YEAR ENDED DECEMBER 31, 1994:
      Federal                      435       (236)    199
      State                         75        (40)     35
                                 -----      -----     ---

            Total                $ 510       (276)    234
                                 =====      =====     ===

     The effective tax rate on income before income taxes differs from the U.S. statutory rate of 34%. The following summary reconciles taxes at the U.S. statutory rate with the effective rates (dollars in thousands):

                                           YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------
                                    1996                  1995              1994
                               --------------      ----------------  -------------------
                               Amount      %       Amount      %      Amount       %
                               ------      -       ------      -      ------      ---
Taxes on income at U.S.
    statutory rate             $ 817      34.0%    $ 777      34.0%    $ 229      34.0%
State income taxes, net of
    federal tax benefit           87       3.6        82       3.6        24       3.6
Recomputed bad-debt reserve     --        --        (178)     (7.8)     --        --
Other - net                     (101)     (4.2)      (40)     (1.8)      (19)     (2.8)
                               -----      -----    ------     -----    -----      -----
Taxes on income at
    effective rates            $ 803      33.4%    $ 641      28.0%    $ 234      34.7%
                               =====      =====    ======     =====    =====      =====



                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(10) INCOME TAXES, CONTINUED
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities related to the following (in thousands):


                                                                             AT DECEMBER 31,
                                                                             ---------------
                                                                             1996      1995
                                                                             ----      ----
Deferred tax assets:
       Allowance for loan losses                                           $1,454     1,516
       Allowance for losses on foreclosed real estate                          59       423
       Accrued pension expense                                               --         141
       Charitable contributions                                                 4      --
       Net operating loss carryforwards                                     1,601     2,149
       Alternative minimum tax credit carryforwards                           121       122
       Unrealized depreciation on securities available for sale                 4      --
                                                                           ------     -----

             Total gross deferred tax assets                                3,243     4,351
                                                                           ------     -----

Deferred tax liabilities:
       Deferred loan fees                                                   1,504     1,711
       Federal Home Loan Bank stock                                           226       239
       Accumulated depreciation on premises
             and equipment                                                     23        66
       Unrealized appreciation on securities available for sale              --          56
       Other                                                                 --          30
                                                                           ------     -----

             Total gross deferred tax liabilities                           1,753     2,102
                                                                           ------     -----

       Deferred tax asset                                                  $1,490     2,249
                                                                           ======     =====

     With respect to the net deferred tax asset of $1.5 million at December 31, 1996, management believes that it is more likely than not that the Company will have sufficient future taxable income to recover this asset. However, for purposes of calculating regulatory capital, Office of Thrift Supervision ("OTS") regulations limit the amount of deferred tax assets that can be included in regulatory capital to the lesser of (i) 10% of Tier 1 capital or (ii) the amount the Association expects to realize within the subsequent twelve-month period. OTS guidelines require the Association to recalculate this capital component on a quarterly basis.

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(10) INCOME TAXES, CONTINUED

     At December 31, 1996, the Company's net operating loss carryforwards for federal income tax purposes which are available to offset future federal taxable income were as follows (in thousands):

                          YEAR OF
                        EXPIRATION                              AMOUNT
                        ----------                              ------
                          2007                                 $ 1,324
                          2008                                   1,826
                          2010                                     980
                                                               -------
                          Total                                $ 4,130
                                                               =======

     Net operating loss carryforwards of $3,150,000 included above are subject to an annual limitation of $268,000 due to section 382 of the Internal Revenue Code. In addition, the Company has alternative minimum tax credit carryforwards of approximately $121,000 which are available to reduce future federal regular income taxes over an indefinite period.

(11) PENSION AND PROFIT SHARING PLANS
     Prior to 1996, the Company had a noncontributory defined benefit pension plan ("Plan") covering all employees who meet certain eligibility requirements. It was the Company's policy to fund the maximum amount that could be deducted for federal income tax purposes. Prior to 1992, the Company periodically made contributions to a profit sharing plan covering all full-time employees in amounts determined by the Board of Directors. No contributions were made to the Plan during any of the years in the three-year period ended December 31, 1995. During 1994, the Company decided to terminate the pension and profit sharing plans effective December 31, 1994 and ceased accrual of benefits as of that date. The Company submitted plan termination documents, which were subsequently approved, to the Internal Revenue Service ("IRS") and the Pension Benefit Guarantee Corporation for the Plan, and to the IRS for the profit sharing plan. Distributions from the plans were made during January and February of 1996.

     The following table sets forth the Plan's status as of December 31, 1995 (in thousands):

                                                                        AT DECEMBER 31,
                                                                             1995
                                                                             ----
Actuarial present value of accumulated benefit obligation, including
       vested benefits of $1,626                                           $ 1,626
                                                                           =======

Accrued pension liability:
       Projected benefit obligation for service rendered to date            (1,626)
       Plan assets at fair value                                             1,264
                                                                           =======
       Plan assets less than projected benefit obligation                     (362)
       Unrecognized net loss                                                   450
       Unrecognized net asset being amortized over 15 years                   (388)
                                                                           -------

Accrued pension liability included in other liabilities                    $  (300)
                                                                           =======



                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(11) Pension and Profit Sharing Plans, Continued
     Net periodic pension costs under the Plan prior to 1996 were as follows (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                              1995        1994
                                                              ----        ----
 Service cost-benefits earned during the year               $    -        150
 Interest cost of projected benefit obligation                  75         79
 Actual return on plan assets                                  173        (82)
 Net amortization and deferral adjustments                    (324)       (96)
                                                            ------         --

 Net periodic pension costs                                 $  (76)        51
                                                            ======         ==

     Disclosure assumptions used in accounting for the Plan as of December 31, 1995 and 1994 were as follows:

                                                             1995         1994
                                                             ----         ----
    Weighted average discount rate                            4.5%        5.0%
    Rate of increase in compensation levels                   N/A         6.0%
    Expected long-term rate of return on assets               6.0%        6.0%

In connection with the plan terminations, the Company adopted a new defined contribution profit sharing 401(k) plan (the "401(k) Plan") effective January 1, 1995. All employees who meet certain eligibility requirements are covered under the 401(k) Plan. Under the 401(k) Plan, an employee may elect to contribute up to 15% of their annual compensation. Employer contributions to the 401(k) Plan are made at the discretion of the Board of Directors. Contributions to the 401(k) Plan for the years ended December 31, 1996 and 1995 were $78,000 and $49,000, respectively.

(12) FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(12) FINANCIAL INSTRUMENTS, CONTINUED
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                 AT DECEMBER 31, 1996   AT DECEMBER 31, 1995
                                                 --------------------   --------------------
                                                 CARRYING       FAIR    CARRYING      FAIR
                                                   AMOUNT       VALUE    AMOUNT      VALUE
                                                   ------       -----    ------      -----
     Financial Assets:
          Cash and cash equivalents               $ 17,965     17,965     10,426     10,426
          Trading securities                         9,580      9,580     23,076     23,076
          Securities available for sale             41,445     41,445     49,832     49,832
          Securities held to maturity               15,343     15,514     17,636     17,840
          Loans receivable                         209,005    209,354    161,190    163,660
          Loans held for sale                       10,462     10,462     22,765     22,765
          Accrued interest receivable                1,710      1,710      1,821      1,821
          Federal Home Loan Bank stock               2,378      2,378      2,514      2,514

    Financial Liabilities:
          Deposits                                 286,927    289,326    248,936    251,116
          Advances from Federal Home Loan Bank       7,000      7,000     30,000     30,000

     The notional amount, which approximates fair value, of the Company's financial instruments with off-balance-sheet risk at December 31, 1996, was as follows (in thousands):

                                           NOTIONAL
                                           AMOUNT
           Commitments to extend credit   $ 5,062


(13) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK
     The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Central Florida area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Central Florida area.

     The contractual amounts of credit related financial instruments such as commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.


                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(14) RELATED PARTIES

     Loans to directors and officers of the Company, which were made at market rates, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. Activity in loans to directors and officers were as follows (in thousands):

                                                                            YEAR ENDED
                                                                            DECEMBER 31,
                                                                      ---------------------
                                                                      1996            1995
                                                                      ----            ----
           Beginning balance                                          $ 793            867
           Amounts related to new officers and directors                 15              7
           Loans originated                                              -               7
           Principal repayments                                         (35)           (88)

               Ending balance                                         $ 773            793
                                                                      =====            ===


(15) COMMITMENTS AND CONTINGENCIES
     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated balance sheets of the Company.

(16) RESTRICTIONS ON RETAINED EARNINGS
     The Association is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, the Association was a Tier 2 institution for purposes of the regulations relating to capital distributions; as such, the Association may make capital distributions of up to 75% of its net income over the most recent four-quarter period (depending on its risk-based capital level) without prior regulatory approval.

(17) REGULATORY MATTERS
     The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Association meets all capital adequacy requirements to which it is subject.



                                                                (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(17) REGULATORY MATTERS, CONTINUED

     As of December 31, 1996, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum Tier I (core), Tier I (risk-based) and total risk-based capital ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Association's category.

     The Association's actual capital amounts and ratios at December 31, 1996 were as follows (dollars in thousands):

                                                                                                    TO BE WELL
                                                                         MINIMUM                    CAPITALIZED
                                                                        FOR CAPITAL                  FOR PROMPT
                                                                        ADEQUACY                  CORRECTIVE ACTION
                                            ACTUAL                      PURPOSES                     PROVISIONS
                                       -----------------           -----------------           ---------------------
                                       RATIO      AMOUNT           RATIO      AMOUNT            RATIO        AMOUNT
                                       -----      ------           -----      ------           -------    ----------
    Stockholders' equity, and
        ratio to total assets        6.4%     $  20,167
    Less - nonincludable portion
        of deferred tax asset
        and mortgage
        servicing rights                         (1,401)
    Add back - unrealized
        depreciation on
        available-for-sale
        securities                                     6
                                               ---------
    Tangible capital, and ratio
        to adjusted total assets      5.9%     $  18,772          1.5%      $  4,734
                                               =========                    ========

    Tier 1 (core) capital, and
        ratio to adjusted total
        assets                        5.9%     $  18,772          3.0%      $  9,469         5.0%       $ 15,782
                                               =========                    ========                    ========

    Tier 1 capital, and ratio
        to risk-weighted assets      11.1%        18,772          4.0%      $  6,786         6.0%       $ 10,179
                                               =========                    ========                    ========

    Tier 2 capital (excess allowance
        for loan losses)                           2,154
                                               ---------
    Total risk-based capital,
        and ratio to risk-
        weighted assets              12.3%     $  20,926          8.0%      $ 13,572         10.0%      $ 16,965
                                               =========                    ========                    ========

    Total assets                               $ 317,024
                                               =========

    Adjusted total assets                      $ 315,630
                                               =========

    Risk-weighted assets                       $ 169,647
                                               =========

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(17) REGULATORY MATTERS, CONTINUED

     On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF and spread the obligations for payments of Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. That legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. The FDIC special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter and is tax deductible. The Association recorded a charge of $1.5 million before taxes as a result of the FDIC special assessment.

     Beginning on January 1, 1997, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits, compared to 6.48 basis points payable by SAIF members on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association, such as the Association, ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

     The FDIC recently lowered SAIF assessments to a range comparable to those of BIF members, however, SAIF members will continue to pay the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

(18) STOCK OPTION PLAN
     In 1988, the Company adopted a stock option program (the "Program") for the benefit of its directors, officers and other selected key employees of the Company. Four kinds of rights are contained in the program and are available for grant: incentive stock options (options to purchase common stock, granted to officers and key employees), compensatory stock options (options to purchase common stock, granted to directors), stock appreciation rights and performance share awards. A total of 241,500 shares of common stock were reserved for issuance pursuant to the exercise of stock options under the Program. As of December 31, 1996, the Company had granted incentive stock options and compensatory stock options as discussed in more detail below. No stock appreciation rights or performance share awards have been issued to date. The Program provides that incentive stock options and compensatory stock options are granted to purchase stock at the market value of the stock at the date of the grant; such grants are exercisable immediately for compensatory stock options, and ratably over a three-year period for incentive stock options. All stock options expire at the earlier of ten years from the date of the grant, or three months after the director, officer or employee ceases employment with the Company.


                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(18) STOCK OPTION PLAN, CONTINUED

     During 1996, the Company adopted the provisions of Statement of Financial
          Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 applies to stock-based compensation under the Company's Program. As allowed by SFAS 123, the Company elected to continue to measure compensation cost for the options or shares granted under the Program using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under that accounting method, the Company recorded no compensation expense related to the Program during the years ended December 31, 1996, 1995 and 1994.

     During the years ended December 31, 1996 and 1995, 47,000 and 52,100 options were granted under the Program. If compensation cost for the Program had been determined based on the fair value of the awards at the grant date, using the fair value method defined in SFAS 123, the Company's net income and net income per share for 1996 and 1995 would not have been materially reduced.

    The stock option transactions were as follows:

                                                  INCENTIVE                           COMPENSATORY
                                                 STOCK OPTIONS                        STOCK OPTIONS
                                            ---------------------------       --------------------------
                                                           OPTION PRICE                     OPTION PRICE
                                            SHARES           PER SHARE        SHARES          PER SHARE
                                            ------           ---------        ------          ---------
   Outstanding, December 31, 1993          133,125              $ 2.13          15,813           $ 2.13
   Granted                                  10,000              $ 2.13              -                 -
                                           -------                              ------
   Outstanding, December 31, 1994          143,125              $ 2.13          15,813           $ 2.13
   Granted                                  52,100              $ 2.25               -                -
   Cancelled or expired                    (10,000)             $ 2.13          (2,875)          $ 2.13
                                           -------                              ------
   Outstanding, December 31, 1995          185,225     $2.13 -  $ 2.25          12,938           $ 2.13
   Granted                                  47,000              $ 2.75               -                -
   Cancelled or expired                    (37,600)    $2.13 -  $ 2.25          (4,313)          $ 2.13
                                           -------                              ------
   Outstanding, December 31, 1996          194,625     $2.13 -  $ 2.75           8,625           $ 2.13
                                           =======                              ======

     At December 31, 1996, the weighted-average option price per share for the incentive stock options was $2.30 and for the compensatory stock options was $2.13. The weighted- average option price per share of all options under the Program at December 31, 1996 was $2.29. Of the total incentive stock options outstanding at December 31, 1996, 1995 and 1994, 114,624, 82,083 and 44,375, respectively, were exercisable.

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(19) PARENT COMPANY ONLY FINANCIAL STATEMENTS
     Condensed financial statements of the Holding Company are presented below.
          Amounts shown as investment in wholly-owned subsidiaries and equity in earnings of subsidiaries are eliminated in consolidation (in thousands).

                            CONDENSED BALANCE SHEETS

                                                   AT DECEMBER 31,
                                                   ---------------
                                                   1996      1995
                                                   ----      ----
           ASSETS
    Cash, deposited with subsidiary               $   113       117
    Investment in wholly-owned subsidiaries        20,167    18,663
                                                  -------    ------

                 Total                            $20,280    18,780
                                                  =======    ======

          LIABILITIES AND STOCKHOLDERS' EQUITY

    Liabilities                                      --        --
    Stockholders' equity                           20,280    18,780

                 Total                            $20,280    18,780
                                                  =======    ======



                         CONDENSED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                               1996         1995       1994
                                                               ----         ----       ----
     Income:
          Equity in undistributed earnings of subsidiaries    $ 1,604      1,591      379
          Other income                                            120        120      120

    Expense                                                      (124)       (65)     (59)
                                                              -------      -----      ---

    Net income                                                $ 1,600      1,646      440
                                                              =======      =====      ===

                                                                    (continued)

                          F.F.O. FINANCIAL GROUP, INC.

(19)  PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -----------------------------
                                                                          1996       1995      1994
                                                                        ------       ----      ------
     Cash Flows from Operating Activities:
          Net earnings                                                  $ 1,600      1,646        440
          Adjustments to reconcile net earnings to net cash
                 (used in) provided by operations:
          Equity in earnings of subsidiaries                             (1,604)    (1,591)      (379)
                                                                        -------      -----        ---

                 Net cash (used in) provided by operating activities         (4)        55         61
                                                                        -------      -----        ---
    Cash Flows from Financing Activities:
          Proceeds from sale of common stock                               --         --        2,400
          Investment in subsidiary                                         --         --       (2,400)
                                                                        -------      -----        ---

                 Net cash provided by financing activities                 --         --         --
                                                                        -------      -----        ---

    Net (decrease) increase in cash                                          (4)        55         61

    Cash at beginning of year                                               117         62          1
                                                                        -------      -----        ---

    Cash at end of year                                                 $   113        117         62
                                                                        =======      =====        ===

(20)  QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following tables present summarized quarterly data (dollars in thousands, except per share amounts):

                                                     YEAR ENDED DECEMBER 31, 1996
                                            ----------------------------------------------
                                              FIRST   SECOND    THIRD     FOURTH
                                            QUARTER   QUARTER  QUARTER   QUARTER     TOTAL
                                            -------   -------  -------   -------     -----
    Interest income                          $5,466    5,398     5,340     5,793    21,997
    Interest expense                          3,140    2,942     2,824     3,117    12,023
                                             ------    -----     -----     -----    ------

    Net interest income                       2,326    2,456     2,516     2,676     9,974

    Provision for loan losses                   150     --           7       625       782
                                             ------    -----     -----     -----    ------
    Net interest income
          after provision for loan losses     2,176    2,456     2,509     2,051     9,192

    Noninterest income                          304      563       535       985     2,387
    Noninterest expenses                      2,391    2,187     3,771       827     9,176
                                             ------    -----     -----     -----    ------

    Income (loss) before income taxes            89      832      (727)    2,209     2,403
    Provision (credit) for income taxes          33      310      (270)      730       803
                                             ------    -----     -----     -----    ------

    Net income (loss)                        $   56      522      (457)    1,479     1,600
                                             ======    =====     =====     =====    ======

    Income (loss) per share                  $  .01      .06      (.05)      .17       .19
                                             ======    =====     =====     =====    ======


                                                                    (continued)

                         F.F.O. FINANCIAL GROUP, INC.
            Notes to Consolidated Financial Statements, Continued


(20)  QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                                     YEAR ENDED DECEMBER 31, 1996
                                            ----------------------------------------------
                                              FIRST   SECOND    THIRD     FOURTH
                                            QUARTER   QUARTER  QUARTER   QUARTER     TOTAL
                                            -------   -------  -------   -------     -----
    Interest income                          $4,978    4,780     4,897     5,075    19,730
    Interest expense                          2,259    2,477     2,616     2,759    10,111
                                             ------    -----     -----     -----    ------

    Net interest income                       2,719    2,303     2,281     2,316     9,619

    Provision for loan losses                   141       30       154       152       477
                                             ------    -----     -----     -----    ------
    Net interest income
          after provision for loan losses     2,578    2,273     2,127     2,164     9,142

    Noninterest income                          663      665       604       670     2,602
    Noninterest expenses                      2,530    2,428     2,182     2,317     9,457
                                             ------    -----     -----     -----    ------

    Income before income taxes                  711      510       549       517     2,287
    Provision for income taxes                  250      174       190        27       641
                                             ------    -----     -----     -----    ------

    Net income                               $  461      336       359       490     1,646
                                             ======    =====     =====     =====    ======

    Income per share                         $  .05      .04       .05       .06       .20
                                             ======    =====     =====     =====    ======



(21) SUBSEQUENT EVENT - PENDING MERGER

     On March 10, 1997, the Holding Company executed a Letter of Intent to merge with Republic Bancshares, Inc. ("Republic"). Under the terms of the Letter of Intent, Republic will exchange shares of its common stock for all of the outstanding shares of F.F.O.'s common stock at an exchange ratio of .29 share of Republic common stock for each share of F.F.O. common stock. The exchange ratio may be adjusted for decreases in Republic's stock price, but in no event will the exchange ratio exceed .30 share of Republic common stock for each share of F.F.O. common stock. F.F.O. has the right to terminate the transaction if Republic's stock price is less than $13.50 shortly before closing. Outstanding options for F.F.O.'s common stock will be converted into options for Republic common stock on the same terms. The transaction is expected to be completed in 1997, and is to be accounted for as a corporate reorganization under which the controlling shareholder's interest in F.F.O. will be carried forward at its historical cost while the minority interest in F.F.O. will be recorded at fair value. The proposed merger is subject to completion of a definitive agreement, approval by the respective shareholders of F.F.O. and Republic, and approval by applicable regulatory authorities. Upon completion of the proposed merger, the then-outstanding options under the Company's stock option program (see Note 18) will become immediately exercisable.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
F.F.O. Financial Group, Inc.
St. Cloud, Florida:

         We have audited the accompanying consolidated balance sheets of F.F.O. Financial Group, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.





HACKER, JOHNSON, COHEN & GRIEB
Orlando, Florida
February 11, 1997, except for Note 21,
as to which the date is March 11, 1997

                 F.F.O. FINANCIAL GROUP, INC. CORPORATE OFFICE
                            2013 LIVE OAK BOULEVARD
                            ST. CLOUD, FL 34771-8462

                 FIRST FEDERAL/OSCEOLA BRANCH OFFICE LOCATIONS

OSCEOLA COUNTY                           BREVARD COUNTY

BROADWAY (Main Office)                   MELBOURNE
200 East Broadway (34741-5791)           1300 Babcock Street
P. O. Box 421708                         Melbourne, FL  32901-3097
Kissimmee, FL  34742-1708                (407) 984-3100
(407) 846-3000
                                         IMPERIAL PLAZA
BERMUDA                                  Building B, Suite 100
1115 North Bermuda Avenue                6769 North Wickham Road
Kissimmee, FL  34741-4209                Melbourne, FL  32940-2019
(407) 846-2171                           (407) 255-3300

MILL CREEK                               CAUSEWAY
1300 East Vine Street                    450 East Eau Gallie Boulevard
Kissimmee, FL  34744-3620                Indian Harbour Beach, FL  32937-4207
(407) 847-5566                           (407) 773-5000

NINTH STREET                             MELBOURNE BEACH
1220 Ninth Street                        401 Ocean Avenue
St. Cloud, FL  34769-3376                Melbourne Beach, FL  32951-2567
(407) 892-2181                           (407) 725-7420

OAK PARK                                 PALM BAY
4291 13th Street                         6000 Babcock Street, SE
St. Cloud, FL  34769-6730                Palm Bay, FL  32909-3921
(407) 892-2191                           (407) 768-2811

ORANGE COUNTY

WINTER GARDEN
232 South Dillard Street
Winter Garden, FL  32787-3510
(407) 656-5100

CORPORATE INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

DONALD S. BROWN, D.V.M.
Director, D. Brown Enterprises

JAMES B. DAVIS
Director, President and Chief Executive Officer

WILLIAM R. HOUGH
Director, President of William R. Hough & Co.

ALFRED T. MAY
Chairman of the Board

EDWARD A. MOORE
Director, Vice President of Poe & Brown Insurance

MILDRED W. PIERSON
Director, Retired Savings and Loan Executive

PHYLLIS A. ELAM
Senior Vice President, Chief Financial Officer and Corporate Secretary

-----------------------------------------

Common Stock Data

      F.F.O. Financial Group, Inc.'s Common Stock is traded on the NASDAQ Small Cap Market System under the symbol "FFFG."

      The following table sets forth, for the periods indicated, the range of high and low bid prices for the Common Stock quoted on the NASDAQ Small Cap Market System. Stock price data reflects inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions. Because the Common Stock is not actively traded, the prices indicated below may not be an accurate indication of the Common Stock's actual value.


          Quarter Ended             High    Low
          -------------             ----    ---
          December 31, 1996         4       2 3/4
          September 30, 1996        3 1/8   2 1/2
          June 30, 1996             3 1/2   2 5/8
          March 31, 1996            2 7/8   2 3/8
          December 31, 1995         2 5/8   2 1/4
          September 30, 1995        2 1/2   2 3/8
          June 30, 1995             2 3/8   2 1/4
          March 31, 1995            2 1/4   2 1/8


      The prices shown in the table above are not necessarily reflective of current or future prices. As of December 31, 1996, no dividends had been declared or paid on the Company's Common Stock. The Board of Directors of the Company anticipates that for the foreseeable future any earnings of the Association and the Company will be retained for purposes of enhancing the Company's or the Association's capital position and for other purposes.

      As of December 31, 1996, the Company's 8,430,000 outstanding shares of Common Stock were held by 684 stockholders of record.


TRANSFER AGENT
ChaseMellon Shareholder Services
3rd Floor
4 Station Square
Pittsburgh, Pennsylvania  15219

INDEPENDENT AUDITORS
Hacker, Johnson, Cohen & Grieb
930 Woodcock Road, Suite 211
Orlando, Florida 32803

SPECIAL COUNSEL
Smith, Mackinnon, Harris, Greeley,
  Bowdoin & Edwards, P.A.
Citrus Tower
255 South Orange Avenue, Suite 800
Orlando, Florida  32801

ANNUAL MEETING

The annual meeting of stockholders is scheduled for April,23, 1997, 10:00 a.m., at the Osceola County Stadium Clubhouse, 1000 Bill Beck Boulevard, Kissimmee, Florida. Holders of record of the Company's Common Stock as of February 28, 1997 will be eligible to vote.

FORM 10-K

A copy of the Company's 1996 Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission will be furnished without charge (excluding exhibits) to shareholders upon written request to:

         Shareholder Relations
         F.F.O. Financial Group, Inc.
         2013 Live Oak Boulevard
         St. Cloud, Florida  34771-8462